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BDO China Dahua CPA Co., Ltd.
11th Floor / B Block Union Square
5022 Binhe Road, Futian District
Shenzhen, P.R. China 518033

May 3, 2012

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

In re: Green Planet Bioengineering Co. Limited.
File#: 000-52622
FEI#: 37-1532842

We have been furnished with a copy of the response to Item 4.01 of Form 8-K/A for the event that occurred on May 3, 2012, to be filed by our former client, Green Planet Bioengineering Co. Limited. We agree with the statements made in response to that Item insofar as they relate to our Firm.

This is to confirm that the client-auditor relationship between Green Planet Bioengineering Co. Limited. and BDO China Dahua CPA Co., Ltd has ceased.

Very truly yours,

BDO China Dahua CPA Co., Ltd.

BDO China Dahua CPA Co., Ltd